                                                               EXHIBIT 99.20
                                                               -------------

                    BERKSHIRE REALTY COMPANY, INC. (NYSE-BRI)
                                  NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

AT BERKSHIRE REALTY HOLDINGS:
Douglas Krupp, CEO  (617) 574-8360
David Olney, President (617) 646-2348
Shareholder Relations: (888) 867-0100

                          BERKSHIRE REALTY COMPANY AND
                            BERKSHIRE REALTY HOLDINGS
                                 COMPLETE MERGER

Boston, MA - October 15, 1999 - Berkshire Realty Company, Inc. (NYSE:BRI) today announced that it has completed its previously announced merger with Berkshire Realty Holdings, L.P. (BRH), a partnership formed by affiliates of BRI's Chairman, Douglas Krupp, Blackstone Real Estate Advisors and Whitehall Street Real Estate Limited Partnership XI (an affiliate of Goldman, Sachs & Co.). The transaction was approved by BRI stockholders on October 5, 1999.

Under the terms of the merger agreement, BRI stockholders will receive $12.25 in cash per share of common stock. Limited partners in BRI's Operating Partnership will also receive $12.25 in cash per OP unit, except in respect of 70% of the OP units for which elections were made to receive partnership interests in BRH.

Berkshire Realty Company, Inc. is a multifamily real estate investment trust which acquires, renovates, rehabilitates, develops and operates apartment communities. The Company currently owns 79 apartment communities consisting of 23,572 units located in Florida, Texas and the Mid-Atlantic and Southeastern United States.

Whitehall Street Real Estate Limited Partnership XI is a $2.2 billion equity fund and is the seventh in a series of funds sponsored and capitalized by Goldman Sachs, along with public and private investors, to acquire real estate worldwide.

Blackstone Real Estate Advisors is a global real estate investment and management firm, having acquired $6.8 billion in direct property investments, real estate securities and interests in real estate operating companies through three private equity funds sponsored by The Blackstone Group L.P.




         For more information on Berkshire Realty, via fax at no charge, please dial 1-800-PRO-INFO and enter ticker symbol BRI,
                or visit our web site at http://www.brireit.com.